China Ritar Announces
Receipt of a Nasdaq Staff Deficiency Letter

Shenzhen, China, April 22, 2011 – China Ritar Power Corp. (China Ritar) (Nasdaq: CRTP) today announced that it received a letter dated April 18, 2011 from the Nasdaq Stock Market (Nasdaq) stating that it failed to timely file its Annual Report on Form 10-K for the year ended December 31, 2010 (10-K), and as a result, no longer complies with the rules required for continued listing on the Nasdaq Capital Market under Nasdaq Listing Rule 5250(c)(1).

Nasdaq requires that China Ritar submit a plan of compliance by May 3, 2011 to advise Nasdaq of any action that China Ritar has taken, or will take, to file the 10-K for 2010 and bring China Ritar into compliance with the listing standards. China Ritar intends to submit the required plan by May 3, 2011.  If Nasdaq accepts China Ritar’s plan, they may grant an extension of 180 calendar days, or until October 12, 2011, during which China Ritar can regain compliance.  If Nasdaq does not accept the plan, or if China Ritar does not regain compliance during any applicable extension period, the Nasdaq staff will provide written notice that China Ritar’s common stock is subject to delisting.

China Ritar intends to file its 10-K for 2010 with the Securities and Exchange Commission as soon as practicable.

About China Ritar

China Ritar designs, develops, manufactures and markets environmentally friendly lead acid batteries with a wide range of capacities and applications, including telecommunications, Uninterrupted Power Source (UPS) devices, Light Electrical Vehicles (LEV), and alternative energy production (solar and wind power). China Ritar sells, markets and services six series and 197 models of Ritar-branded, cadmium-free valve-regulated lead-acid (VRLA) batteries.  Products are sold worldwide with sales in 81 countries including China, India, and numerous markets in Europe and the Americas. Additional information can be found at the Company’s website http://www.ritarpower.com.